EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:
Network-1 Technologies, Inc.
Corey M. Horowitz, Chairman and CEO
212-829-5770 (o)
917-692-0000 (m)

NETWORK-1 REPORTS 2017 YEAR-END FINANCIAL RESULTS

NEW YORK, NEW YORK - April 2, 2018–Network-1 Technologies, Inc. (NYSE American: NTIP), a company specializing in the development, licensing, and protection of its intellectual property assets, today announced financial results for the year ended December 31, 2017.

Network-1 had revenue of $16,451,000 for the year ended December 31, 2017 ("2017") as compared to revenue of $65,088,000 for the year ended December 31, 2016 ("2016").  The decrease in revenue of $48,637,000 for 2017 was due primarily to revenue of $36,800,000 in 2016 from fully-paid licenses for Network-1's Remote Power Patent and Mirror Worlds Patent Portfolio and license initiation fees related to litigation settlements as compared to $4,398,000 of such revenue for 2017 and Network-1's one-time professional liability settlement $17,500,000 in 2016.  Royalty bearing license revenue increased $1,264,000 in 2017 to $12,052,000 as compared to $10,788,000 of such revenue in 2016.

Network-1 reported net income of  $4,133,000 or $0.17 per share (basic) and $0.16 per share (diluted) for 2017 compared with net income of $23,223,000 or $1.00 per share (basic) and $0.93 per share (diluted) for 2016.  Included in the results for 2017 and 2016 are non-cash stock-based compensation expenses of $949,000 and $509,000  and non-cash amortization expense of $206,000 and  $813,000, respectively.  The decrease in net income of $19,090,000 was primarily due to income associated with the greater revenue for 2016 of $32,402,000 for fully-paid licenses and license initiation fees related to patent litigation settlements and $17,500,000 for a professional liability settlement.

At December 31, 2017, Network-1's principal sources of liquidity consisted of cash and cash equivalents of $53,101,000 and working capital of $52,056,000.  Based on its cash position, Network-1 continually reviews opportunities to acquire additional intellectual property for development and licensing as well as evaluates other strategic alternatives.

Network-1 exhausted its utilization of its net operating loss carry-forwards during the year ended December 31, 2016.  Current federal, state and local income taxes of $2,096,000 were recorded for the year ended December 31, 2017.

The following are financial and strategic highlights:

•
On November 13, 2017, a jury empaneled in Network-1's patent infringement litigation in the United States District Court for the Eastern District of Texas, Tyler Division, found that certain claims of Network-1's Remote Power Patent were invalid and not infringed by Hewlett-Packard (the "HP Jury Verdict").  On February 2, 2017, Network-1 moved to throw out the HP Jury Verdict and have the District Court determine that certain claims of the Remote Power Patent are not obvious (invalid) as a matter of law by filing motions for judgment as a matter of law on validity and a new trial on validity and infringement.  A hearing on the motions is currently scheduled for May 14, 2018.  The HP Jury Verdict had a material adverse effect on Network-1's business, results of operations and cash-flow for the quarter ended December 31, 2017 and may continue to do so in the future.  Several of Network-1's largest licensees for its Remote Power Patent advised Network-1 that they will no longer pay ongoing royalties to Network-1 pursuant to their license agreements.  Network-1 disagrees with the position taken by such licensees for, among other reasons, that the HP Jury Verdict has not been subject to an order of the District Court and may be thrown out as a result of motion practice in the District Court.  If Network-1 is unable to satisfactorily resolve the issue, it intends to pursue arbitration.  If the District Court subsequently issues an order confirming the HP Jury Verdict and finding certain claims of the Remote Power Patent obvious (invalid), and Network-1 is unable to overturn such order on appeal to the United States Court of Appeals for the Federal Circuit, certain of its licensees will not be obligated to pay Network-1 ongoing royalties and other licensees, including Cisco, Network-1's largest licensee, will likely continue not to pay royalties unless there is an arbitration ruling that the District Court order does not affect the obligation of such licensees to continue to pay royalties to Network-1.

•
On May 9, 2017, Network-1's wholly-owned subsidiary, Mirror Worlds Technologies, LLC, initiated patent litigation against Facebook, Inc. in United States District Court for the Southern District of New York for infringement of U.S. Patent No. 6,006,227, U.S. Patent No. 7,865,538 and U.S. Patent No. 8,255,439, patents within Network-1's Mirror Worlds Patent Portfolio.  The lawsuit alleges that the aforementioned patents are infringed by Facebook's core technologies that enable Facebook's Newsfeed and Timeline features.  The lawsuit further alleges that Facebook's unauthorized use of the stream based solutions of the asserted patents has helped Facebook become the most popular social networking site in the world.

•
On June 14, 2017, the Board of Directors of Network-1 authorized an extension and increase of Network-1's Share Repurchase Program to repurchase up to $5,000,000 of its common stock over the subsequent 24 month period.  During the year ended December 31, 2017, Network-1 repurchased an aggregate of 649,549 shares of its common stock pursuant to its Share Repurchase Program at a cost of $2,081,135 (exclusive of commissions) or an average price per share of $3.20 per share.  Since inception of the Share Repurchase Program (August 2011) through December 31, 2017, Network-1 has repurchased an aggregate of 7,575,553 shares of its common stock at a cost of $13,545,008 (exclusive of commissions) or an average per share price of $1.79 per share.

•
On October 16, 2017, the U.S. Bankruptcy Court of the Southern District of New York approved the Network-1's settlement with Avaya, Inc. ("Avaya").  As part of the settlement, Avaya, which on January 19, 2007 had filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code, entered into a non-exclusive license agreement for the full term of the Remote Power Patent.  Under the terms of the license, Avaya paid a lump sum amount for sales of certain designated Power over Ethernet ("PoE") products, and an ongoing royalty  for  other designated PoE products.  In addition, Avaya agreed that Network-1 had an allowed general unsecured claim  in the amount of $37,500,000, as amended, relating to all acts occurring on or before January 19, 2017.  On January 9, 2018, the Company sold its allowed general unsecured claim of $37,500,000 against Avaya, Inc.  for $6,320,000 to an unaffiliated third party.

•
On December 29, 2017, Network-1 acquired from M2M and IoT Technologies, LLC ("M2M") the M2M/IoT Patent Portfolio consisting of twelve (12) issued United States patents relating to, among other things, the enabling technology for authenticating and using embedded SIM cards in next generation IoT, Machine-to-Machine, and other mobile devices, including smartphones, tablets and computers as well as automobiles and drones. It is estimated that the annual sales of devices making use of embedded SIM technology will exceed 900 million units by 2021 as they are used in an extremely wide assortment of connected devices.

•
On December 7, 2016, the Board of Directors of Network-1 approved the initiation of a dividend policy providing for the payment of a semi-annual dividend of $0.05 per common share ($0.10 per common share annually) commencing in 2017. Network-1 anticipates paying the semi-annual dividends in March and September of each year.  It is anticipated that the semi-annual dividend will continue to be paid through March 2020 (the expiration of Network-1's Remote Power Patent) provided that Network-1 continues to receive royalties from licensees of its Remote Power Patent.  On February 2, 2017, the Board of Directors of Network-1 declared an initial semi-annual cash dividend of $0.05 per common share with a payment date of March 24, 2017 to all common stockholders of record as of March 3, 2017. On July 25, 2017, the Board of Directors declared a semi-annual cash dividend of $0.05 per share with a payment date of September 20, 2017 to all common stockholders of record as of September 1, 2017.  Network-1's dividend policy undergoes a periodic review by the Board of Directors and is subject to change at any time depending on Network'1 earnings, financial requirements and other factors existing at the time.  Future declarations of semi-annual cash dividends and the establishment of future record and payment dates are subject to the final determination and discretion of the Board of Directors.

•
On November 1, 2017, defendant Juniper Networks, Inc. ("Juniper"). agreed to settle its litigation with Network-1 for $13,250,000 for a fully-paid license to the Remote Power Patent.  On December 8, 2017, Network-1 was advised by Juniper that it would not make the settlement payment as a result of the HP Jury Verdict and that there was no binding settlement agreement.  On January 16, 2018, Network-1 revised and closed its settlement with defendant Juniper.  Network-1 agreed to revise the settlement to avoid the possibility of protracted litigation regarding enforcing the settlement.  Under the terms of the revised settlement Juniper paid Network-1 $12,700,000 and received a fully-paid license to the Remote Power Patent (and certain other patents owned by Network-1) for its full term, which applies to its sales of PoE products.

For additional details regarding the above referenced highlights, please see Network-1's Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on April 2, 2018.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies.  Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns fifty-one (51) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems, the identification of media content, and the Internet of Things (IoT) and Machines to Machine industries and next generation consumer mobile technologies. Network-1's current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize its Cox Patent Portfolio, Mirror Worlds Patent Portfolio as well as its recently acquired M2M/IoT Patent Portfolio.  Network-1's acquisition strategy is to focus on acquiring high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent and Mirror Worlds Patent Portfolio. Network-1's Remote Power Patent has generated licensing revenue in excess of $121,000,000 from May 2007 through December 31, 2017.  Since the acquisition of its Mirror Worlds Patent Portfolio in May 2013, Network-1 has achieved licensing and other revenue of $47,150,000 through December 31, 2017 with respect to its Mirror Worlds Patent Portfolio.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1's business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1's Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission, including, among others, the material adverse effect on Network-1's business, results of operation and cash-flow if the District Court issues an order confirming the HP Jury Verdict and finding certain claims of the Remote Power Patent obvious (invalid) and Network-1 is unable to overturn the District Court order on appeal to the Federal Circuit, the risk that Network-1 will not continue to receive material royalty revenue from licensees of its Remote Power Patent, the uncertainty of Network-1's revenue stream, the ability of Network-1 to successfully execute its strategy to acquire high quality patents with significant licensing opportunities, Network‑1's ability to achieve revenue and profits from its Cox Patent Portfolio, its recently acquired M2M/IoT Patent Portfolio and additional revenue and profit from its Mirror Worlds Patent Portfolio as well as intellectual property it may acquire in the future, the ability of Network-1 to enter into additional license agreements, uncertainty as to whether cash dividends will continue be paid, the uncertainty of patent litigation and proceedings at the United States Patent and Trademark Office, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the risk in the future of Network-1 being classified as a Personal Holding Company, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

The condensed statement of  operations and condensed balance sheet are attached.

	Years Ended December 31,
	2017	2016
REVENUE	$16,451,000	$65,088,000

OPERATING EXPENSES:
Costs of revenue	4,970,000	25,794,000
Professional fees and related costs	2,057,000	2,590,000
General and administrative	2,255,000	2,782,000
Amortization of patents	206,000	813,000
Stock-based compensation	949,000	509,000
Contingent patent cost	―	500,000
TOTAL OPERATING EXPENSES	10,437,000	32,988,000

OPERATING INCOME	6,014,000	32,100,000
OTHER INCOME:
Interest income, net	215,000	61,000
INCOME BEFORE INCOME TAXES	6,229,000	32,161,000

INCOME TAXES:
Current	2,057,000	4,187,000
Deferred taxes, net	39,000	4,751,000
Total income taxes	2,096,000	8,938,000
NET INCOME	$4,133,000	$23,223,000

Net Income Per Share
Basic	$0.17	$1.00
Diluted	$0.16	$0.93

Weighted average common shares outstanding:
Basic	24,147,908	23,320,065
Diluted	26,396,160	24,885,282
Cash dividends declared per share	$0.10	―

NET INCOME	$4,133,000	$23,223,000

OTHER COMPREHENSIVE INCOME (LOSS):
Unrealized holding gain (loss) on securities available-for-sale arising during the year	(11,000)	4,000
Total other comprehensive income (loss)	(11,000)	4,000

COMPREHENSIVE INCOME	$4,122,000	$23,227,000

Condensed Balance Sheet as of December 31, 2017

Cash and cash equivalents	$53,101,000

Total current assets	$54,938,000

Total assets	$57,294,000

Total current liabilities	$2,882,000

Total long term liabilities	$-0-

Total stockholders' equity	$54,412,000